AGREEMENT

          This Agreement made and entered into this ____ day of _______, 1997, by and between M. RONALD KRONGOLD (hereinafter referred to as "Owner") and POMEROY COMPUTER RESOURCES, INC., a Delaware corporation (hereinafter referred to as "Purchaser").

                                W I T N E S S E T H :

          WHEREAS, simultaneously with the execution of this Agreement, Purchaser entered into an Asset Purchase Agreement ("Asset Purchase Agreement") with Magic Box, Inc., a Florida corporation (hereinafter referred to as ( "Seller" ), for the acquisition of substantially all of Seller's assets relating to its business of providing micro-computer products and computer integration and networking services to customers in southern Florida (the "Business"); and

          WHEREAS, Owner owns twenty-five percent (25%) percent of the outstanding stock of Seller; and

          WHEREAS, Purchaser would not have entered into the Asset Purchase Agreement with Seller without the consent of Owner to enter into this covenant not to compete agreement; and WHEREAS, pursuant to Sections 8 and 13.2(d)(vii) of said Asset Purchase Agreement, Owner agreed to enter into this Agreement;

          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and in consideration of the execution and closing of the Asset Purchase Agreement, the parties hereto agree as follows:

          1. As an inducement for Purchaser to enter into the Asset Purchase Agreement with Seller (25% of the stock of which is owned by Owner), Owner covenants and agrees that for a period equal to three (3) years from the closing of the Asset Purchase Agreement of even date herewith, Owner will not, or with any other person, corporation or entity, directly or indirectly, by stock or other ownership, investment, management, employment or otherwise, or in any relationship whatsoever:

               (a) Solicit, divert or take away, or attempt to solicit, divert or take away, any of the business, clients, customers or patronage of Purchaser or any affiliate or subsidiary thereof relating to the Business of Purchaser, as defined below;

               (b) Attempt to seek or cause any clients or customers of Purchaser or any such affiliate or subsidiary relating thereto to refrain from continuing their patronage of the Business of Purchaser;

               (c) Engage in the Business of Purchaser with that carried on by Purchaser or any subsidiary or affiliate thereof in the State of Florida;

               (d) Knowingly employ or engage, or attempt to employ or engage, in any capacity, any person in the employ of the Purchaser or any affiliate or subsidiary (except that Owner may employ one of other Shareholders of Seller subject to such Shareholder's compliance with his/her non-competition agreement with Purchaser).

               (e) Nothing in this Agreement shall prohibit Owner from owning stock in a computer based training services business known as Ace Education, Inc. In addition, nothing contained herein shall preclude Owner from entering into a venture involving the manufacture and marketing of computer chips or any other line of business which is not substantially similar to the Business of Purchaser.

               For purposes of this Section, the   Business of Purchaser
         shall mean any  person, corporation, partnership  or other  legal entity engaged, directly or indirectly, through subsidiaries or affiliates, in computer system integration and networking services or any other computer related business performed by Purchaser in Florida which if performed by Owner would substantially affect the Business of Purchaser in Florida.

               Owner has carefully read all the terms and conditions of this Paragraph 1 and has given careful consideration to the covenants and restrictions imposed upon Owner herein, and agrees that the same are necessary for the reasonable and proper protection of the Seller's Business acquired by Purchaser and have been separately bargained for and agrees that Purchaser has been induced to enter into the Asset Purchase Agreement and pay the consideration described in Paragraph 2 by the representation of Owner that he will abide by and be bound by each of the covenants and restrictions herein; and Owner agrees that Purchaser is entitled to injunctive relief in the event of any breach of any covenant or restriction contained herein in addition to all other remedies provided by law or equity. Owner hereby acknowledges that each and every one of said covenants and restrictions is reasonable with respect to the subject matter, the line of business, the length of time and geographic area embraced therein, and agrees that irrespective of when or in what manner this agreement may be terminated, said covenants and restrictions shall be operative during the full period or periods hereinbefore mentioned and throughout the area hereinbefore described.

               The parties acknowledge that this Agreement is being entered into to protect a legitimate business interest of Purchaser including, but not limited to, (i) trade secrets; (ii) valuable confidential business or professional information that otherwise
          does  not   qualify   as   trade   secrets;   (iii)   substantial
          relationships with specific prospective or existing customers or clients; (iv) client or customer good will associated with an ongoing business by way of trade name, trademark, service mark, or trade dress, a specific geographic location, or a specific marketing or trade area; and (v) extraordinary or specialized training. In the event that any provision or portion of this
          Paragraph  1   shall  for   any  reason   be  held   invalid   or
           unenforceable, it is agreed  that the same  shall not affect  the validity or enforceability of any other provision of Paragraph  1 of this Agreement, but the remaining provisions of Paragraph 1 of this Agreement shall continue in force and effect; and that if such invalidity or unenforceability is due to the reasonableness of the line of business, time or geographical area covered by certain covenants and restrictions contained in Paragraph 1, said covenants and restrictions shall nevertheless be effective for such line of business, period of time and for such area as may be determined by arbitration or by a Court of competent jurisdiction to be reasonable.
               Notwithstanding anything to the contrary herein, the terms of this non-competition agreement shall be null, void and of no force and effect against Owner if there is an uncured event of default under the promissory note executed by Purchaser in favor of Seller.

          2. The consideration for Owner's covenant not to compete shall be One Dollar ($1.00) and other valuable consideration, including consideration paid by the Purchaser to Seller pursuant to an Asset Purchase Agreement to which Owner is a party of even date herewith.

          3. The terms and conditions of this Agreement shall be binding upon the Owner and Purchaser, and their successors, heirs and assigns.

           IN WITNESS WHEREOF, the parties hereto have executed this Agree-ment on the day and year first above written.
                                           OWNER
                                           _____
                __________________________________
                                          M. RONALD KRONGOLD
                                           PURCHASER
                                           _________
                                           POMEROY COMPUTER RESOURCES, INC.
               By:________________________________